Exhibit 10.7

Execution Copy

LINE OF CREDIT PROMISSORY NOTE

$2.0 Million

February 9, 2015

FOR VALUE RECEIVED, and intending to be legally bound hereby, each of Kable Media Services, Inc., a Delaware corporation (“KMS”), Kable Distribution Services, Inc., a Delaware corporation (“KDS”), Kable News Company, Inc., an Illinois corporation (“KNC”), Kable News International, Inc., a Delaware corporation (“KNI”), Kable Distribution Services of Canada, Ltd., a Canadian corporation incorporated in Ontario, Canada (“KDSC”), and Kable Product Services, Inc., a Delaware corporation (“KPS” and together with KMS, KDS, KNI, KNC and KDSC, the “Borrowers” and each, a “Borrower”), hereby jointly and severally unconditionally promises to pay to the order of American Republic Investment Co., a Delaware corporation (hereinafter “Lender” and together with the Borrowers, the “Parties”), the Maximum Principal Amount (as defined in Annex A hereto), together with accrued, unpaid interest thereon and any unpaid costs and expenses payable to the Lender hereunder. DFI Holdings, LLC, a Pennsylvania limited liability company (“Distribution Buyer”), and KPS Holdco, LLC, a Pennsylvania limited liability company (“Products Buyer” and together with Distribution Buyer, collectively, “Buyers”), acknowledge and accept this Note.

1.	Definitions. The definitions set forth on Annex A hereto are incorporated herein by reference. Capitalized terms used but not defined herein, shall have the meaning set forth in the Stock Purchase Agreement, dated as of the date hereof (the “SPA”), by and between, the Lender, as seller, and Buyers.

2.	Terms of Note.

a.	Credit Facility. The credit facility made available to the Borrowers on the terms and conditions set forth herein and made pursuant to and evidenced by this Note shall be referred to herein as the “Credit Facility.” The Credit Facility may be borrowed, repaid and reborrowed by the Borrowers in accordance with the terms and conditions hereof during the Term.

b.	Advances.

(i)	Procedure for Advances. Borrowing Agent on behalf of any Borrower shall notify Lender in writing prior to 2:00 p.m. New York time on a Business Day of a Borrower’s request to incur an Advance hereunder. Provided that no Event of Default shall have occurred and be continuing and that the requested Advance amount would not cause total Obligations under this Note to exceed the Maximum Advance Amount, then Lender shall within two (2) Business Days of receiving an Advance Request, provide the requested Advance to Borrowing Agent or the specified Borrower (provided that Lender will use commercially reasonable efforts to provide the requested Advance sooner than two (2) Business Days).

(ii)	Maximum Advances. Aggregate Obligations under this Note shall not at any time exceed the Maximum Advance Amount.

c.	Interest and Fee.

(i)	Interest Rate: Interest shall accrue on all principal, interest, fees and any other Obligations outstanding under this Note at an annual rate equal at all times to the Interest Rate.

(ii)	Default Rate. Upon the occurrence of an Event of Default, interest will be assessed at a rate equal to the Interest Rate plus six percent (6%) (the “Default Rate”). Such Default Rate of interest shall also be charged on any amounts owed by the Borrowers to the Lender pursuant to any judgment entered in favor of Lender with respect to this Note.

(iii)	Unused Line Fee. On the first day of each month and upon Maturity, the Borrower agrees to pay to the Lender an unused line fee (the “Unused Line Fee”) equal to 1.0% multiplied by the amount by which the Maximum Advance Amount exceeded the sum of the average daily outstanding amount of outstanding Advances under this Note. The Unused Line Fee shall be computed on the basis of a 360-day year for the actual number of days elapsed.

d.	Computation of Interest; Place of Payment. Interest charged hereunder shall be computed daily on the basis of a 360-day year for the actual number of days elapsed. All payments hereunder shall be made in lawful currency of the United States of America and in immediately available funds. All payments made hereunder shall be made to the Lender at its offices set forth in the Notice section of this Note or at such other address or in accordance with such instructions as Lender shall provide in writing to Borrowing Agent from time to time.

e.	Payment and Prepayment.

(i)	Interest and the Unused Line Fee shall be due and payable commencing on March 1, 2015, and continuing on the first day of each month thereafter until the Maturity Date, on which date all outstanding principal, accrued interest, Unused Line Fees and any other Obligations under this Note shall be due and payable in full.

(ii)	The Borrowers may make prepayments of principal amounts due hereunder in whole or in part at any time and from time to time without penalty or premium upon notification to the Lender not later than 2:00 p.m. New York time, on the date prior to the proposed prepayment. All payments or prepayments made under this Note, whether or not accompanied by instructions as to their application, shall be applied to expenses and costs, fees, interest and principal in such order as the Lender, in its sole discretion, shall determine.

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(iii)	If at any time, Obligations under this Note exceed the Maximum Advance Amount, Borrowers shall within two (2) Business Days of receiving notice thereof make a payment to Lender that is sufficient to reduce Obligations under this Note to an amount that is less than the Maximum Advance Amount.

f.	Late Charge. If any payment under this Note is not paid in full when the same is due, the Borrowers shall pay the Lender a fee on such unpaid amount equal to six percent (6%) of such amount.

g.	Maturity. In addition to the right of the Lender to terminate the Credit Facility following the occurrence of any Event of Default, the Credit Facility shall mature by its terms and all then outstanding Obligations under this Note shall be due and owing as of February 6, 2017 (the “Maturity Date”).

3.	Documents Required for Lending. The obligation of the Lender to make amounts available to the Borrowers under the Credit Facility is subject to the payment of all fees and expenses due to the Lender under this Note and to the Lender’s receipt of the following documents in form and substance satisfactory to the Lender:

a.	this Note;

b.	an Advance Request, including evidence from Borrowers satisfactory to Lender that the aggregate amount of Eligible Receivables and Eligible Unbilled KDS Receivables is sufficient in value and amount to support any Advances being requested in the amount requested by Borrowers;

c.	certified resolutions of the Board of Directors of each Borrower, or other such authorizations as may be required for each Borrower to lawfully borrow funds from the Lender, authorizing such Borrower to borrow under the Credit Facility and to execute, deliver and perform its obligations under this Note. Such resolutions shall contain such other provisions as shall be required by the Lender;

d.	for each Borrower, a certificate of the secretary or other appropriate officer of Borrower certifying as to the incumbency of the officer(s) of Borrower executing the Note and other Transaction Agreements to which it is a signatory, including specimen signatures;

e.	security, subordination, or guaranty documents, and related instruments necessary to perfect any interest in any collateral given by any Borrower to secure the Obligations (the “Collateral”) or as otherwise required by Lender pursuant to the Transaction Agreements, including: (a) the Security Agreement; (b) deposit account control agreements with respect to all depository accounts of Borrowers held in the United States of America, and any agreements required under Sections 6 and 7 of the Security Agreement; and (c) such Uniform Commercial Code financing statements and other security documents as shall be required by the Lender; and

f.	such other documents as the Lender may reasonably require, including proof of insurance.

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4.	Representations and Warranties. Each Borrower represents and warrants to the Lender that:

a.	Existence; Compliance With Law.

(i)	Each Borrower is duly organized, validly existing and in good standing as a corporation under the Laws of the state of its incorporation and is qualified to do business in each jurisdiction where its ownership of property or conduct of business requires such qualification;

(ii)	Each Borrower has the corporate power and authority and the legal right to own and operate its property and to conduct business in the manner in which it does and proposes so to do; and

(iii)	Each Borrower is in compliance in all material respects with all requirements of Law and contractual obligations.

b.	Power; Authorization; Enforceable Obligations. Each Borrower has the corporate power and authority and the legal right to execute, deliver and perform the Transaction Agreements to which it is a signatory, including the Note, and has taken all necessary corporate action to authorize the execution, delivery and performance of the Transaction Agreements to which it is a signatory. The Transaction Agreements to which it is a signatory have been duly executed and delivered by each Borrower and constitute legal, valid and binding obligations of each Borrower enforceable against each Borrower in accordance with their respective terms.

c.	No Legal Bar. The execution, delivery and performance of the Transaction Agreements, the borrowing hereunder and the use of the proceeds thereof, will not violate any contractual obligation of any Borrower or any requirement of Law.

d.	Assets. Each Borrower has good and marketable title to all property and assets owned by such Borrower. The Borrower does not have any outstanding Liens on any of its properties or assets other than Liens in favor of the Lender.

e.	Use of Proceeds. The proceeds of the Advances will be used only for working capital purposes.

f.	Consents. No consent, approval, authorization of, or registration, declaration or filing with, any governmental authority is required on the part of any Borrower in connection with the execution and delivery of the Transaction Agreements or the performance of or compliance with the terms, provisions and conditions hereof or thereof.

g.	Suits and Defaults. There are no actions, suits, proceedings, or claims pending or threatened against any Borrower or any of its property that could reasonably be expected to have a material adverse effect on any Borrower’s ability to perform their obligations hereunder. No Borrower is in default under any agreement to which such Borrower is a party or by which such Borrower or any of its property is bound, or under any instrument evidencing any indebtedness of such Borrower. Each Borrower’s execution of or performance under the Transaction Agreements will not create a default or any Lien under any such agreement or instrument other than a Lien in favor of the Lender or that would not reasonably be expected to have a material adverse effect on any Borrower’s ability to perform their obligations hereunder.

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h.	Compliance With Laws and Other Agreements. Each Borrower is in compliance in all material respects with all Laws, rules, regulations, judgments, decrees, orders, agreements and requirements and has not received, and has no knowledge of, any order or notice of any governmental investigation or of any violation or claim of violation of any Law, regulation, judgment, decree, order, agreement, or other governmental requirement, except as would not reasonably be expected to have a material adverse effect on any Borrower’s ability to perform their obligations hereunder..

i.	Nature of Receivables. Each of the Receivables shall be a bona fide and valid account representing a bona fide indebtedness incurred by the Customer therein named, for a fixed sum as set forth in the invoice or settlement statement relating thereto with respect to an absolute sale or lease and delivery of goods upon stated terms of a Borrower, or work, labor or services theretofore rendered by a Borrower as of the date each Receivable is created. Same shall be due and owing in accordance with the applicable Borrower’s standard terms of sale without dispute, setoff or counterclaim.

j.	Solvency of Customers. To Borrowers’ knowledge, each Customer as of the date each Receivable is created, is solvent and able to pay all Receivables on which the Customer is obligated in full when due or with respect to such Customers of any Borrower who are not solvent such Borrower has set up on its books and in its financial records bad debt reserves adequate to cover such Receivables.

5.	Affirmative Covenants. Each Borrower covenants and agrees that so long as there are any outstanding Obligations, each Borrower shall:

a.	Disclosure of Material Matters. Promptly upon learning thereof, report to Lender all matters materially adversely affecting the value, enforceability or collectibility of any portion of the Collateral, including any Borrower’s reclamation or repossession of, or the return to any Borrower of, a material amount of goods or claims or disputes asserted by any Customer or other obligor.

b.	Financial Information.

(i)	Keep and maintain complete and accurate books and records; permit representatives or agents of the Lender, upon reasonable advance notice, full and complete access to any or all of the Borrower’s properties and financial records, to make extracts from or audit the Borrower’s books, records and financial information and to inspect the Borrower’s facilities and properties.

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(ii)	Deliver to Lender (i) on or before the fifteenth (15th) day of each month as and for the prior month (a) net accounts receivable ageings inclusive of reconciliations to the general ledger, (b) net accounts payable schedules inclusive of reconciliations to the general ledger, (c) Inventory reports and (ii) on or before Tuesday of each week as and for the prior week a Borrowing Base Certificate (which shall be calculated as of the last day of the prior week and which shall not be binding upon Lender or restrictive of Lender’s rights under this Note and which shall include a weekly Receivables roll forward). In addition, each Borrower will deliver to Lender as Lender may require: (i) confirmatory assignment schedules; (ii) copies of Customer’s invoices; (iii) evidence of shipment or delivery; and (iv) such further schedules, documents or information as Lender may require including trial balances and test verifications. Lender shall have the right to confirm and verify all Receivables by any manner and through any medium it considers advisable and do whatever it may deem reasonably necessary to protect its interests hereunder. The items to be provided under this Section are to be in form and substance satisfactory to Lender and executed by each Borrower and delivered to Lender. Any Borrower’s failure to deliver any of such items to Lender shall not affect, terminate, modify or otherwise limit Lender’s Lien with respect to the Collateral.

c.	Tax Returns. Prepare and timely file all Tax Returns required to be filed by the Borrower and shall submit to the Lender a copy of its federal Tax Return immediately after filing same with the Internal Revenue Service.

d.	Notice of Certain Events. Promptly give written notice to the Lender of (i) the occurrence of any event which alone or with notice, the passage of time, or both, would constitute an Event of Default; (ii) the commencement of any proceeding or litigation; and (iii) the formation of any subsidiary of the Borrower or any of its direct or indirect subsidiaries after the date of this Note, which notice shall be accompanied by the resolution of the board of directors or other governing body of such subsidiary authorizing such subsidiary to execute a guaranty of the Obligations, satisfactory in form and substance to the Lender, together with such guaranty duly executed by such subsidiary.

e.	Maintenance of Existence and Properties. Maintain its corporate existence and obtain and maintain all rights, privileges, licenses, approvals, franchises, properties and assets necessary or desirable in the normal conduct of its business, and comply in all material respects with all contractual obligations and requirements of applicable Law.

f.	Preservation of Property; Insurance. Keep and maintain, and require its subsidiaries to keep and maintain, all of its and their material property and assets in good order and repair, maintain extended coverage, general liability, business interruption, hazard, property and other insurance in amounts customary for businesses similar to the Borrower’s business, and deliver to the Lender certificates of all such insurance in effect; and cause all such policies covering any Collateral for the Obligations and business interruption to contain loss payee endorsements in favor of the Lender and to be subject to cancellation or reduction in coverage only upon thirty (30) days prior written notice thereof to the Lender at its address set forth in the Notice section hereof.

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g.	Lockbox and Account Covenants. The Borrowers shall establish “Lockbox Accounts” and “Controlled Accounts” in accordance with the Security Agreement and otherwise fully comply with each and every requirement of Sections 6 and 7 of the Security Agreement.

h.	Inspection of Property; Books and Records; Audits.

(i)	Keep proper books of record and account in which full, true and correct entries in conformity with GAAP and all requirements of Law in all material respects shall be made of all dealings and transactions in relation to its business and activities; and

(ii)	Permit representatives of the Lender to (a) visit and inspect any of its properties and examine and make abstracts from any of its books and records at any reasonable time upon reasonable advance notice and as often as may reasonably be desired by the Lender, and (b) discuss the business, operation, properties and financial and other condition of the Borrower with officers and employees of the Borrower, and with the independent certified public accountants of the Borrower.

i.	Costs and Expenses. Pay all reasonable out-of-pocket costs and expenses (including reasonable fees and disbursements of legal counsel) of the Lender in connection with the preparation and documentation of this Note and the Buyer Promissory Note (collectively, the “Note Documentation Costs”). The Note Documentation Costs are capped at $25,000.00 in the aggregate and shall be paid by Buyers in six (6) equal monthly installments, the first installment due to be paid on or before March 1, 2015 and each succeeding installment to be paid on the first Business Day of each month thereafter.

j.	Compliance. Comply with and observe all terms and conditions of this Note and the other Transaction Agreements.

k.	Taxes. Pay and discharge, and require its subsidiaries or Affiliates to pay and discharge, when due, all Taxes imposed on them or any of their respective properties, unless the same are currently being contested in good faith by appropriate proceedings and adequate reserves are maintained therefore.

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l.	Environmental Liens; Removal of Hazardous Substances. In the event that there shall be filed a Lien against any property of the Borrower by any jurisdiction, political subdivision, agency or instrumentality thereof resulting in the discharging of hazardous substances or wastes into the atmosphere or waters, or onto lands, then, within thirty (30) days from the date that the Borrower is given notice that the Lien has been placed against such property, or within such shorter period of time in the event that such jurisdiction, political subdivision, agency or instrumentality thereof has commenced steps to cause such property to be sold pursuant to the Lien, the Borrower shall either (i) pay the claim and remove the Lien from the applicable property or (ii) furnish to such jurisdiction, political subdivision, agency or instrumentality thereof that imposed the Lien one of the following: (a) a bond satisfactory to such jurisdiction, political subdivision, agency or instrumentality thereof in the amount of the claim out of which the Lien arises; (b) a cash deposit in the amount of the claim out of which the Lien arises; or (c) other security reasonably satisfactory to such jurisdiction, political subdivision, agency or instrumentality thereof in an amount sufficient to discharge the claim out of which the Lien arises. Should the Borrower cause or permit any intentional or unintentional act or omission resulting in the discharging of hazardous substances or wastes into the atmosphere or waters, or onto lands resulting in damage to the natural resources without having obtained a permit issued by the appropriate governmental authorities, the Borrower shall promptly clean up same in accordance with all applicable Laws.

m.	Further Actions. Cooperate and join with the Lender, at the Borrower’s own expense, in taking all such further actions as the Lender, in its sole judgment, shall deem necessary to effectuate the provisions of this Note and the other Transaction Agreements and to perfect or continue the perfected status of all Liens granted to the Lender pursuant to the Transaction Agreements, including the execution, delivery and filing of financing statements, amendments thereto and continuation statements, the delivery and filing of financing statements, amendments thereto and continuation statements, the delivery of chattel paper, documents or instruments to the Lender and the notation of Liens in favour of the Lender on certificates of title.

6.	Negative Covenants. So long as any Obligations are outstanding, no Borrower shall, without the prior written consent of the Lender:

a.	Payment of Dividends; Redemption of Stock. Pay any dividends, make any withdrawal from its capital, make any other distributions or repurchase, redeem or otherwise acquire or set aside reserves to acquire, any of its outstanding stock, partnership or other equity interests, other than distributions for the payment of taxes imposed as a result of ownership of equity interests in such Borrower.

b.	Guaranty Obligations. Become a guarantor, surety, borrower or otherwise become directly, indirectly or contingently liable for the debts or obligations of others, except for the benefit of the Lender or its Affiliates, and except as an endorser of checks or drafts negotiated in the Ordinary Course of Business.

c.	Other Liens and Encumbrances. Create, incur, assume or suffer to exist, any Lien on or with respect to any of the Borrower’s real or personal property of any character (including accounts) whether now owned or hereafter acquired, or sign or file or suffer to exist, under the Uniform Commercial Code of any jurisdiction, a financing statement that names the Borrower as debtor, or sign or suffer to exist, any security agreement authorizing any secured party thereunder to file such financing statement, or assign any accounts or other right to receive income, excluding, however, Liens created in favor of the Lender or equipment Liens not to exceed $10,000 on financed equipment other than equipment Liens solely with respect to KPS which shall not exceed $100,000.

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d.	Consolidation and Merger; Change of Business. Liquidate or dissolve or enter into any consolidation, merger, share exchange, division, conversion, reclassification, recapitalization, reorganization, partnership, joint venture, syndicate or other combination, sell or transfer ten percent (10%) or more of any of its capital stock, change its name or make any material change in the nature of its business as presently conducted; provided, however, that one or more of the Buyers and the Borrowers may effect a reorganization so long as, after giving effect to such reorganization, the Borrowers remain at all times a majority owner, directly or indirectly, of each Borrower, with voting control over the capital stock of each Borrower and with the right to receive 51% of the income or losses on distribution and liquidation of each Borrower, and Michael P. Duloc remains at all times a majority owner, directly or indirectly, of each Borrower, with voting control over the capital stock of each Borrower and with the right to receive 51% of the income or losses on distribution and liquidation of each Borrower.

e.	Dispose of Assets. Sell, transfer, lease or otherwise dispose of any assets, product line or process outside the ordinary course of business.

f.	Affiliate Transactions. Without the prior written consent of Lender, (i) enter into any transaction with any Affiliate of Lender or Borrower that is not a Member of the Company Group, except as expressly contemplated by the Transaction Agreements, or (ii) create, incur, assume or otherwise become or remain directly or indirectly liable for any intercompany amounts or indebtedness owing to or for any Affiliate of Lender or Borrower that is not a Member of the Company Group.

7.	Events of Default. The occurrence of any one of the following shall constitute an event of default (“Event of Default”) under this Note:

a.	Breach. A breach by any Buyer or any Borrower of any term, obligation, provision, covenant, representation or warranty arising under (i) any Transaction Agreement, (ii) any present or future agreement with or in favor of the Lender or any of its Affiliates, including the failure to make any payment when due or (iii) any present or future agreement or instrument for borrowed money or other financial accommodations with any person or entity, in each case which is not cured within five (5) days, if a monetary breach, and fifteen (15) days following written notice from Lender if a non-monetary breach.

b.	Bankruptcy; Insolvency. (i) Any Buyer or any Borrower commences any bankruptcy, reorganization, debt arrangement, or other case or proceeding under the United States Bankruptcy Code or under any similar foreign, federal, state, or local statute, or any dissolution or liquidation proceeding, or makes a general assignment for the benefit of creditors, or takes any action for the purpose of effecting any of the foregoing; (ii) any bankruptcy, reorganization, debt arrangement, or other case or proceeding under the United States Bankruptcy Code or under any similar foreign, federal, state or local statute, or any dissolution or liquidation proceeding, is involuntarily commenced against or in respect of any Buyer or any Borrower or an order for relief is entered in any such proceeding and such proceeding is not dismissed within 60 days of being commenced; (iii) the appointment, or the filing of a petition seeking the appointment, of a custodian, receiver, trustee, or liquidator for any Buyer or any Borrower, or any of their respective property, or the taking of possession of any part of the property of any Buyer or any Borrower at the instance of any governmental authority, which is not dismissed within 60 days; or (iv) any Buyer or any Borrower becomes insolvent (however defined), is generally not paying its debts as they become due, or has suspended transaction of its usual business.

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c.	Reorganization. The dissolution, merger, consolidation or reorganization of any Borrower or any Member of the Company Group without the prior written consent of the Lender; provided, however, that a reorganization of one or more of the Borrowers that is permitted under Section 6(d) hereof shall not be an Event of Default.

d.	Material Misstatement. Any written statement, representation or warranty made in or pursuant to this Note or any other Transaction Agreement or to induce the Lender to enter into this Note or any other Transaction Agreement shall prove to be untrue or misleading in any material respect.

e.	Debt, Liens, Loans, Lease Payments. Any Buyer or any Borrower (i) incurs or assumes additional debt other than debt to the Lender or trade debt of Borrowers in the Ordinary Course of Business, (ii) makes any loans or advances to officers, directors, shareholders, principals, partners or Affiliates of any Borrower or any Member of the Company Group, (iii) creates, permits or grants any lien or security interest in any of its property on which the Lender has a lien or security interest or (iv) incurs, creates or assumes any commitment, either directly or indirectly, for rent, service fees or charges or finance charges under any lease, rental, sale-lease back or other agreement for use of the property of any person or entity other than any Borrower, except with the prior written consent of the Lender, which shall not be unreasonably withheld.

f.	Entry of Judgment. (i) The filing, entry, or issuance of any judgment, execution, garnishment, attachment, distraint or lien against any Buyer or any Borrower or any of their respective property in excess of $25,000.00 or (ii) the entry of any order enjoining or restraining any Borrower or restraining or seizing any property of any Buyer or any Borrower in excess of $25,000.00, in each case which is not dismissed within 60 days.

g.	Transfer of Assets. Any Buyer or any Borrower transfers or sells all or substantially all of its assets, without the prior written consent of the Lender.

h.	Agreements Invalid. The validity, binding nature of, or enforceability of any material term or provision of this Note or any other Transaction Agreement is disputed by, on behalf of, or in the right or name of any Buyer or any Borrower or any material term or provision of any such Transaction Agreement is found or declared to be invalid, avoidable, or non-enforceable by any court of competent jurisdiction.

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8.	Remedies.

a.	Acceleration of Obligations; Rights of Lender. Upon the occurrence of an Event of Default, the Lender’s commitment, if any, to make any further Advances or loans to the Borrowers hereunder or under any Transaction Agreement, shall terminate, and the Obligations shall immediately and automatically become due and payable in full, all without protest, presentment, demand or further notice of any kind to any Buyer or any Borrower, all of which are expressly waived. Upon the occurrence of an Event of Default, the Lender, at its option, may exercise any and all rights and remedies it has under this Note, any other Transaction Agreement and under applicable Law, including the right to charge and collect interest on the Obligations at the Default Rate, which rate shall, at the Lender’s option, apply upon the occurrence of and after an Event of Default, maturity, whether by acceleration or otherwise, or the entry of judgment with respect to any or all of the Obligations. Upon the occurrence of an Event of Default, the Lender may proceed to protect and enforce the Lender’s rights under any Transaction Agreement or under applicable Law by action at law, in equity or other appropriate proceeding, including an action for specific performance to enforce or aid in the enforcement of any provision contained herein or in any other Transaction Agreement. Upon the occurrence of any Event of Default, Lender may exercise any and all rights and remedies provided for herein, under any other Transaction Agreement, under the Uniform Commercial Code or at law or equity generally, including the right to foreclose the security interests granted herein and to realize upon any Collateral by any available judicial procedure or to take possession of and sell any or all of the Collateral with or without judicial process.

b.	Remedies Cumulative; No Waiver. The rights, powers and remedies hereunder or under any other Transaction Agreement are cumulative and concurrent, and are not exclusive of any other rights, powers or remedies available to the Lender. No failure or delay on the part of the Lender in the exercise of any right, power or remedy shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or remedy preclude any other or further exercise thereof, or the exercise of any other right, power or remedy.

c.	Continuing Enforcement. If, after receipt of any payment of all or any part of the Obligations, the Lender is compelled or agrees, for settlement purposes, to surrender such payment to any person or entity for any reason, then this Note and the other Transaction Agreements shall continue in full force and effect or be reinstated, as the case may be. The provisions of this paragraph shall survive the termination of this Note and the other Transaction Agreements and shall be and remain effective notwithstanding the payment of the Obligations, the cancellation of the Note, the release of any security interest, lien or encumbrance securing the Obligations or any other action which the Lender may have taken in reliance upon its receipt of such payment.

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9.	Miscellaneous.

a.	Waiver. Each Borrower (i) waives demand, presentment, protest, notice of protest and notice of dishonor of this Note; (ii) consents to any and all waivers or modifications that may be granted by the Lender with respect to the payment or other provisions of this Note; and (iii) agrees that makers, endorsers, guarantors and sureties for the indebtedness evidenced hereby may be added or released without notice to any Borrower and without affecting any Borrower’s liability hereunder. The liability of each Borrower hereunder shall be absolute and unconditional.

b.	Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient; or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the Borrowers or Lender at the addresses set forth below (or to such other address that may be designated by a party from time to time in accordance with this Section):

Borrowers:	c/o DFI Holdings, LLC	with a required copy to (which shall not constitute notice):
	3179 Deer Creek Road	Fox Rothschild LLP
	Collegeville, PA 19426	2700 Kelly Road, Suite 300
	Attention: Michael P. Duloc	Warrington, PA 18976
	Fax: 815-734-5233	Attention: Jeffrey H. Nicholas
Fax: 215-345-7507

Lender:	c/o AMREP Corporation	with a required copy to (which shall not constitute notice):
	300 Alexander Park, Suite 204	Duane Morris LLP
	Princeton, New Jersey 08540	222 Delaware Avenue
	Attention: General Counsel	Suite 1600
	Fax: 609-716-8255	Wilmington, DE 19801
Attention: Christopher Winter
Fax: 302-397-2455

Each Borrower agrees that notice under this section to the Borrowing Agent shall be notice to each Borrower for all purposes.

c.	Costs and Expenses. The Borrowers shall promptly pay (or reimburse, as the Lender may elect) all costs and expenses which the Lender has incurred or may hereafter incur in connection with the reproduction, interpretation, perfection and protection of Collateral, administration and enforcement of this Note and the Buyer Promissory Note, the collection of all amounts due under this Note or the Buyer Promissory Note, and all amendments, modifications, consents or waivers, if any, to this Note and the Buyer Promissory Note. The Borrowers’ reimbursement obligations under this paragraph shall survive any termination of this Note or the Buyer Promissory Note. The obligations of Borrowers described in Section 5(i) above are in addition to Borrowers’ obligations under this Section.

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d.	Payment Due on a Day Other than a Business Day. If any payment due or action to be taken under this Note or any other Transaction Agreement falls due or is required to be taken on a day other than a Business Day, such payment or action shall be made or taken on the next succeeding Business Day and such extended time shall be included in the computation of interest.

e.	Governing Law. This Note shall be governed by and construed in accordance with the internal substantive Laws of the State of New York, without giving effect to any choice of Law or conflict of Laws rules or provisions (whether of the State of New York or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of New York.

f.	Consent to Jurisdiction and Waiver of Jury Trial. Each Party irrevocably submits to the exclusive jurisdiction of the federal courts of the Southern District of New York or the courts of the State of New York located in the City of New York for the purposes of any suit, action or other proceeding arising out of this Note or any transaction contemplated hereby. Each Party further agrees that service of any process, summons, notice or document by U.S. registered mail to such Party’s respective address set forth in the “Notices” section hereof shall be effective service of process for any action, suit or proceeding with respect to any matters to which it has submitted to jurisdiction in this Section. Each Party irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Note or the transactions contemplated hereby in federal courts of the Southern District of New York or the courts of the State of New York located in the City of New York, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum. EACH PARTY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS NOTE OR THE ACTIONS OF SUCH PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

g.	Integration. This Note embodies the entire agreement and understanding of the Parties hereto in respect of the subject matter contained herein. This Note supersedes all prior agreements and understandings between the Parties with respect to the subject matter thereof.

h.	Amendment. Any provision of this Note may be amended if, and only if, such amendment is in writing and is signed by each Party to this Note.

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i.	Successors and Assigns. This Note (i) shall be binding upon each Borrower and the Lender and, where applicable, their successors and permitted assigns, and (ii) shall inure to the benefit of each Borrower and the Lender and, where applicable, their successors and permitted assigns; provided, however, that no Borrower may assign its rights or obligations hereunder or any interest herein without the prior written consent of the Lender, and any such assignment or attempted assignment by any Borrower shall be void and of no effect with respect to the Lender. The Lender may from time to time sell or assign, in whole or in part, or grant participations in the Credit Facility, the Note or the Obligations evidenced thereby. The Borrowers authorize the Lender to provide information concerning the Borrowers to any prospective purchaser, assignee or participant; provided that the recipient signs a customary non-disclosure agreement.

j.	Severability. Whenever possible, each provision of this Note shall be interpreted in such manner as to be effective and valid under applicable Law. If any provision of this Note is held to be prohibited by or invalid under applicable Law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Note. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties hereto shall negotiate in good faith to modify this Note so as to effect the original intent of the Parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

k.	Savings. This Note is subject to the express condition that, at no time shall any Borrower be obligated or required to pay interest at a rate that could subject Lender to either civil or criminal liability as a result of such interest rate exceeding the maximum rate (the “Highest Lawful Rate”) that such Borrower is permitted by applicable Law to contract to agree to pay. If the rate of interest at any time exceeds the Highest Lawful Rate, the outstanding amount of the Obligations shall bear interest at the Highest Lawful Rate until the total amount of interest due hereunder equals the amount of interest which would have been due hereunder if the stated rates of interest set forth in this Note had at all times been in effect. In addition, if when the Obligations are repaid in full the total interest due hereunder (taking into account the increase provided for above) is less than the total amount of interest which would have been due hereunder if the stated rates of interest set forth in this Note had at all times been in effect, then to the extent permitted by applicable Law, each applicable Borrower shall pay to Lender an amount equal to the difference between the amount of interest paid and the amount of interest which would have been paid if the Highest Lawful Rate had at all times been in effect. Notwithstanding the foregoing, it is the intention of Lender and Borrowers to conform strictly to any applicable usury Laws. Accordingly, if Lender contracts for, charges, or receives any consideration which constitutes interest in excess of the Highest Lawful Rate, then any such excess shall be cancelled automatically and, if previously paid, shall at such Lender’s option be applied to the Obligations or be refunded to Borrowers.

l.	Joint and Several Liability. Each Borrower is jointly and severally liable for the Obligations under the Note.

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m.	Joint Drafting. The Parties have participated jointly in the negotiation and drafting of this Note. In the event an ambiguity or question of intent or interpretation arises, this Note shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Note.

o.	Survival of Covenants. This Note and all covenants, agreements, representations and warranties made herein and in any certificates delivered pursuant hereto shall survive the making of the Advances and the execution and delivery of the Note, and shall continue in full force and effect until all of the Obligations have been fully paid, performed, satisfied and discharged.

p.	Counterparts. This Note may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. Execution and delivery of this Note by delivery of a facsimile or electronically recorded copy in .pdf file format bearing a copy of the signature of a Party shall constitute a valid and binding execution and delivery of this Note by such Party. Such copies shall constitute enforceable original documents.

r.	Headings. The section headings contained in this Note are for reference purposes only and shall not affect in any way the meaning or interpretation of this Note.

s.	Interpretation. When a reference is made in this Note to an Article, Section or Exhibit, such reference will be to an Article or Section of, or an Exhibit to, this Note unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Note, they will be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Note will refer to this Note as a whole and not to any particular provision of this Note. Unless the context expressly provides otherwise, any approval, determination, election or authorization required to be obtained from a Party shall be at such Party’s sole discretion. The word “or” is not exclusive. All terms used herein with initial capital letters have the meanings ascribed to them herein and all terms defined in this Note will have such defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Note are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Unless otherwise indicated, any agreement, instrument or statute defined or referred to herein, or in any agreement or instrument that is referred to herein, means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted successors and assigns.

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u.	Disclosure. Borrowers consent to Lender or its Affiliates publicly disclosing this Note and the other Transaction Agreements, including by filing such documents with the Securities and Exchange Commission or the New York Stock Exchange.

v.	Independent Counsel. Each Party certifies that it has read the terms of this Note, that it understands the terms of this Note, and that it is entering into this Note of its own volition. Each Party warrants and represents that it has (a) been represented by an attorney of its choice in connection with the Note and received independent legal advice from its attorney regarding its decision with respect to the advisability of making and entering into this Note, or (b) had sufficient time, opportunity and means to engage an attorney of its choice in order to be represented by such attorney in connection with the Note and to receive independent legal advice from such attorney regarding its decision with respect to the advisability of making and entering into this Note, and has made a knowing and voluntary decision not to do so.

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IN WITNESS WHEREOF, the Parties have caused this Note to be duly executed and delivered as of the date first written above.

KABLE MEDIA SERVICES, INC.		KABLE NEWS INTERNATIONAL, INC.

By:	/s/ Michael P. Duloc	By:	/s/ Michael P. Duloc
	Name: Michael P. Duloc		Name: Michael P. Duloc
	Title: President & Chief Executive Officer		Title: President & Chief Executive Officer

KABLE DISTRIBUTION SERVICES, INC.		KABLE DISTRIBUTION SERVICES OF CANADA, LTD.

By:	/s/ Michael P. Duloc	By:	/s/ Michael P. Duloc
	Name: Michael P. Duloc		Name: Michael P. Duloc
	Title: President & Chief Executive Officer		Title: President & Chief Executive Officer

KABLE NEWS COMPANY, INC.		KABLE PRODUCT SERVICES, INC.

By:	/s/ Michael P. Duloc	By:	/s/ Michael P. Duloc
	Name: Michael P. Duloc		Name: Michael P. Duloc
	Title: President & Chief Executive Officer		Title: President & Chief Executive Officer

American republic investment co.

		By:	/s/ Peter M. Pizza
Name: Peter M. Pizza
Title: Vice President

AGREED AND ACCEPTED with respect to Section 5(i) of this Note and otherwise ACKNOWLEDGED AND ACCEPTED, by due execution and delivery of this Note as of the date first written above.

DFI HOLDINGS, LLC		KPS HOLDCO, LLC

By:	/s/ Michael P. Duloc	By:	/s/ Michael P. Duloc
	Name: Michael P. Duloc		Name: Michael P. Duloc
	Title: Manager		Title: Manager

Signature Page to Line of Credit Note

(1/1)

ANNEX A

a.	Advance. The term “Advance” shall mean any advance of funds by Lender to a Borrower under this Note.

b.	Advance Request. The term “Advance Request” shall mean a notice from Borrower Agent to Lender requesting an Advance under this Note, which notice shall be in form and substance satisfactory to Lender and accompanied by a Borrowing Base Certificate.

c.	Borrowing Agent. The term “Borrowing Agent” shall mean KDS.

d.	Borrowing Base Certificate. The term “Borrowing Base Certificate” shall mean a certificate in substantially the same form as the “Borrowing Base Certificate” required under Borrower’s prior credit facility, i.e., that certain Revolving Credit and Security Agreement, dated as of May 13, 2010 and amended from time to time thereafter, by, among others, PNC Bank, N.A., as agent and lender.

e.	Closing Date. The term “Closing Date” shall mean February 9, 2015.

f.	Customer. The term “Customer” shall mean and include the account debtor with respect to any Receivable or the prospective purchaser of goods, services or both with respect to any contract or contract right, or any party who enters into or proposes to enter into any contract or other arrangement with any Borrower, pursuant to which such Borrower is to deliver any personal property or perform any services.

g.	Eligible Receivables. The term “Eligible Receivables” shall mean and include with respect to each Borrower, each Receivable of such Borrower arising in the Ordinary Course of Business and which Lender, in its reasonable discretion, shall deem to be an Eligible Receivable, based on such considerations as Lender may from time to time deem appropriate. A Receivable shall not be deemed eligible unless such Receivable is subject to Lender’s first priority perfected security interest and no other Lien, and is evidenced by an invoice or other documentary evidence reasonably satisfactory to Lender. In addition, no Receivable shall be an Eligible Receivable if:

i.	it arises out of a sale made by any Borrower to an Affiliate of any Borrower or to a Person controlled by an Affiliate of any Borrower;

ii.	it is due or unpaid more than sixty (60) days after the original invoice date;

iii.	any covenant, representation or warranty contained in this Note with respect to such Receivable has been breached;

iv.	the Customer shall (A) apply for, suffer, or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of itself or of all or a substantial part of its property, (B) admit in writing its inability, or be generally unable, to pay its debts as they become due or cease operations of its present business, (C) make a general assignment for the benefit of creditors, (D) commence a voluntary case or proceeding under any state or federal bankruptcy Laws (as now or hereafter in effect), (E) be adjudicated a bankrupt or insolvent, (F) file a petition seeking to take advantage of any other Law providing for the relief of debtors, (G) acquiesce to, or fail to have dismissed, any petition which is filed against it in any involuntary case under such bankruptcy Laws or (H) take any action for the purpose of effecting any of the foregoing;

v.	the sale is to a Customer outside the continental United States of America;

vi.	the sale to the Customer is on a bill-and-hold, guaranteed sale, sale on approval, consignment or any other repurchase or return basis which has not been disclosed to Lender or is evidenced by chattel paper;

vii.	Lender believes, in its reasonable credit judgment, that collection of such Receivable is insecure or that such Receivable may not be paid by reason of the Customer’s financial inability to pay;

viii.	(A) the Customer is the United States of America or any department, agency or instrumentality thereof (including the branches of the United States military); or (B) the Customer is any state, county, city or other governmental body, or any department, agency or instrumentality thereof;

ix.	the goods giving rise to such Receivable have not been delivered to or accepted by the Customer or the services giving rise to such Receivable have not been performed by the applicable Borrower and accepted by the Customer or the Receivable otherwise does not represent a final sale;

x.	the Receivables of the Customer exceed a credit limit determined by Lender, in its commercially reasonable credit judgment exercised in good faith, to the extent such Receivable exceeds such limit;

xi.	the Receivable is subject to any offset, deduction, defense, dispute, or counterclaim or the Customer is also a creditor or supplier of a Borrower (but in each case, only to the extent of any offset, deduction, defense or counterclaim);

xii.	the applicable Borrower has made any agreement with any Customer for any deduction therefrom, except (A) for discounts or allowances made in the Ordinary Course of Business and (B) all of which discounts or allowances are reflected in the calculation of the face value of each respective invoice related thereto;

xiii.	any return, rejection or repossession of the merchandise has occurred or the rendition of services has been disputed;

xiv.	such Receivable is not payable to a Borrower; or

xv.	such Receivable is not otherwise satisfactory to Lender as determined in good faith by Lender in the exercise of its discretion in a reasonable manner.

h.	Eligible Unbilled KDS Receivables. The term “Eligible Unbilled KDS Receivables” shall mean and include each Receivable of KDS arising in the Ordinary Course of Business that would qualify as an Eligible Receivable except that the Receivable has not been billed and is not subject to a written invoice; provided however that, with respect to such Receivable, (i) such Receivable is billed no later than the fifteenth (15th) day of the month immediately following the month in which such Receivable was created, (ii) the return rate assumed for such Receivable is no less than the average of the monthly return rate for the prior 3 months related to the publication or other goods that generated such Receivable and (iii) the return rate assumed for such Receivable is no less than eighty percent (80%); and provided, further, that Borrowers provide documentation relating to the Receivable, Customer or goods or services provided in form and substance similar to that provided by the Borrowers to its third party lender prior to the Closing and in form and substance satisfactory to the Lender in its reasonable discretion

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i.	GAAP. The term “GAAP” shall mean generally accepted accounting principles in effect from time to time in the United States of America.

j.	Guaranty. The term “Guaranty” shall mean the Guaranty Agreement, dated as of the date hereof, by each Buyer and each Borrower, as guarantors, in favor of the Lender, entered into in connection with the SPA.

k.	Interest Rate. The term “Interest Rate” shall mean an interest rate per annum as determined on the first Business Day of each month as the rate that is equal to three percent (3%) plus the Prime Rate, or, if applicable hereunder, the Default Rate. For each month between the Closing Date until Obligations are satisfied in full, the Interest Rate for such month (as determined on the first Business Day of such month) shall be determined in accordance with the definition of “Interest Rate” without notice to any Borrower.

l.	Inventory. The term “Inventory” shall mean and include as to each Borrower all of such Borrower’s now owned or hereafter acquired goods, merchandise and other personal property, wherever located, to be furnished under any consignment arrangement, contract of service or held for sale or lease, all raw materials, work in process, finished goods and materials and supplies of any kind, nature or description which are or might be used or consumed in such Borrower’s business or used in selling or furnishing such goods, merchandise and other personal property, and all documents of title or other documents representing them.

m.	Lien. The term “Lien” shall mean any lien, security interest or other charge or encumbrance of any kind, or any other type of preferential arrangement, including the lien or retained security title of a conditional vendor and any easement, right of way or other encumbrance on title to real property.

n.	Maximum Advance Amount. The term “Maximum Advance Amount” shall mean

(i)	for the period from the Closing Date through and including May 11, 2015, the lesser of (A) the amount equal to (1) fifty percent (50%) of Eligible Receivables plus (2) forty five percent (45%) of Eligible Unbilled KDS Receivables and (B) $2,000,000, and

(ii)	for the period from May 12, 2015 through and including February 9, 2017, the lesser of (A) the amount equal to (1) fifty percent (50%) of Eligible Receivables plus (2) thirty percent (30%) of Eligible Unbilled KDS Receivables and (B) the applicable Maximum Principal Amount.

o.	Maximum Principal Amount. The term “Maximum Principal Amount” shall mean (i) TWO MILLION AND 00/100 DOLLARS ($2,000,000.00) for the period from the Closing Date through and including May 11, 2015, (ii) ONE MILLION FIVE HUNDRED THOUSAND AND 00/100 DOLLARS ($1,500,000.00) for the period from May 12, 2015 through and including August 5, 2016, and (iii) ONE MILLION AND 00/100 DOLLARS ($1,000,000.00) for the period from August 6, 2016 through and including February 9, 2017.

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p.	Note. The term “Note” shall mean this Line of Credit Promissory Note together with all attachments hereto and all amendments and modifications hereto in effect from time to time.

q.	Obligations. The term “Obligations” shall mean any and all agreements, covenants, indebtedness, liabilities and obligations of every kind and description of any one or more of the Borrowers or the Buyers (a) under the Purchase Agreement, the Guaranty, any of the other Transaction Agreements (including the Note and the Buyer Promissory Note, together with all attachments and amendments in effect from time to time), each of the documents, agreements, certificates and instruments executed in connection with any Transaction Agreement or the Lease Agreement, dated November 7, 2008, between El Dorado Utilities, Inc. and KPS (as successor-in-interest to Kable Specialty Packaging Services LLC) or (b) owing to the Lender or to any Affiliate of the Lender, whether or not under the Transaction Agreements, and, in each case of clause (a) or clause (b), whether such agreements, covenants, indebtedness, liabilities and obligations are primary or secondary, direct or indirect, absolute or contingent, sole, joint or several, secured or unsecured, due or to become due, contractual or tortious, arising by operation of law, by overdraft or otherwise, or now or hereafter existing, including advances, principal, interest, fees, late fees, expenses, reasonable attorneys’ fees and costs or allocated fees and costs of Lender’s in-house legal counsel, that have been or may hereafter be contracted or incurred. Notwithstanding the foregoing, and for the avoidance of doubt, the term Obligations shall include Note Documentation Costs, which are subject to the cap set forth in Section 5(i), and no other attorneys’ fees or costs of Lender or any Affiliates of Lender relating to negotiation and documentation of the Transaction Agreements on or prior to the Closing Date.

r.	Ordinary Course of Business. The term “Ordinary Course of Business” shall mean with respect to any Borrower, the routine, ordinary course of business of such Borrower as conducted on the Closing Date and in the year prior to the Closing Date, as such course of business is continued from and after the Closing Date.

s.	Prime Rate. The term “Prime Rate” means for any day a per annum rate of interest equal to the “prime rate,” as published in the “Money Rates” column of The Wall Street Journal, from time to time, or if for any reason such rate is no longer available, the rate reasonably established by Lender as the prevailing prime rate.

t.	Receivables. The term “Receivables” shall mean and include, as to each Borrower, all of such Borrower’s accounts, contract rights, instruments (including those evidencing indebtedness owed to such Borrower by its Affiliates), documents, chattel paper (including electronic chattel paper), general intangibles relating to accounts, drafts and acceptances, credit card receivables and all other forms of obligations owing to such Borrower arising out of or in connection with the sale or lease of Inventory or the rendition of services, all supporting obligations, guarantees and other security therefor, whether secured or unsecured, now existing or hereafter created, and whether or not specifically sold or assigned to Lender hereunder.

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u.	Security Agreement. The term “Security Agreement” shall mean the Security Agreement, dated as of the date hereof, by each Buyer and each Borrower, as grantors, in favor of the Lender, entered into in connection with the SPA, this Note and certain other documents and agreements.

v.	Term. The term “Term” shall mean the period beginning on the date of this Note and ending 45 day prior to the Maturity Date.

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